Exhibit 32

In connection with the quarterly filing of Artfest International, Inc., a Delaware corporation (the "Company"), on Form 10-Q for the three months ended March 31, 2008 as filed with the Securities and Exchange Commission (the "Report"), the undersigned, Edward Vakser, the President and Chief Executive Officer of the Company, hereby certifies, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C.ss.1350), that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Artfest International, Inc.

Date:	May 15, 2008	By: /s/ Edward Vasker
Edward Vasker, President,
Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)